NEWS RELEASE

FOR IMMEDIATE RELEASE

January 14, 2009

CAPITOL FEDERAL FINANCIAL ANNOUNCES APPOINTMENT OF JOHN B. DICUS AS CHAIRMAN

Topeka, KS – Capitol Federal Financial (NASDAQ: CFFN) (the “Company”) announced today that John B. Dicus, President and Chief Executive Officer of the Company and its subsidiary, Capitol Federal Savings Bank (the “Bank”), has been appointed to succeed John C. Dicus as Chairman of the Boards of Directors of the Company and the Bank.  The appointment completes a leadership transition that began in 2003 with the appointment of John B. Dicus as CEO of the Company and the Bank.  John C. Dicus served as Chairman of the Company since its inception in 1999 and Chairman of the Bank since 1989, and retired as a director of the Company and the Bank as a result of the Company’s and the Bank’s mandatory director retirement requirements.  He will now serve as Chairman Emeritus of the Company and the Bank.

John B. Dicus stated:  “My father began his career with the Bank in 1959.  During his 50 years of service, the Bank grew from a very small, local savings and loan to a healthy and profitable $8 billion financial institution that continues to focus on the home mortgage finance needs of its customers.  Jack has been an exceptional leader, at the Bank, the Company and in our community, and while he is retiring as chairman his ongoing advice and counsel will be invaluable as we work to continue his legacy.”

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 40 branch locations in Kansas, nine of which are in-store branches.  Capitol Federal Savings Bank employs 669 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected.  These forward- looking statements represent the Company’s judgment as of the date of the release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com